EXHIBIT 10.1

Letterhead of Immunomedics, Inc.

August 22, 2008

William Franey
Senior Vice President
Bank of America, N.A.
750 Walnut Ave.
Cranford, NJ  07016

Re:           Immunomedics Inc. Loan Agreement

Dear Bill:

This letter is to notify you that in accordance with the terms of the License and Collaboration Agreement between Immunomedics, Inc. and Nycomed GmbH, Immunomedics has received a $40.0 million non-refundable cash payment.  This was noted on Form 8-K filed with the Securities and Exchange Commission on August 21, 2008 by Immunomedics.

In accordance with Section 1.6 “Permanent Reduction in Amount of Loan Facility Commitment” of the Loan Agreement between Immunomedics, Inc and Bank of America, N.A., dated June 6, 2008 (the “Loan Agreement”), the Loan Facility Commitment available to Immunomedics is hereby permanently reduced to zero.  Therefore, the parties agree there are no further obligations due under the Loan Agreement, including, but not limited to any Unused Commitment Fee (as defined in the Loan Agreement), and Bank of America, N.A. shall immediately file all necessary UCC releases.

Please let me know if there is any additional information that you require.

Regards,

By: /s/ Cynthia L. Sullivan
      Name: Cynthia L. Sullivan
      Title:  President and Chief Executive Officer

Acknowledged and agreed:

Bank of America, N.A.

By: /s/ William Franey
      Name: William Franey
      Title:  Senior Vice President